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                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                                       OF

                             WIZTEC SOLUTIONS LTD.
                                       BY

                       CONVERGYS ISRAEL INVESTMENTS LTD.
                          A WHOLLY OWNED SUBSIDIARY OF

                             CONVERGYS CORPORATION
                                       AT

                              $18.30 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 28, 1999, UNLESS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Convergys Israel Investments Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Sub") and a wholly owned subsidiary of Convergys Corporation, an Ohio corporation ("Parent"), to act as Information Agent in connection with Sub's offer to purchase all outstanding Ordinary Shares (including Shares which may be issued during the course of the Offer as a result of exercise of options and warrants), each with New Israeli Shekel 1 par value (the "Shares"), of Wiztec Solutions Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Company"), at $18.30 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is subject to the conditions set forth in the Offer to Purchase. See Section 12 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated April 1, 1999;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to IBJ Whitehall Bank & Trust Company (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

          6. Form W-8, Certificate to Foreign Status;

          7. Schedule 14D-9; and

          8. A return envelope addressed to the Depositary.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date (as defined in the Offer to Purchase) and not theretofore properly withdrawn when, as and if Sub gives oral or written notice to the Depositary of Sub's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.
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     Sub will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Sub will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Sub will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 28, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      Georgeson & Company Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, SUB, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.